                                                                  Exhibit (a)(1)
                                      HAWK
                                   CORPORATION

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS
              HAVING AN EXERCISE PRICE OF $6.00 PER SHARE OR MORE
                      UNDER OUR 1997 STOCK OPTION PLAN AND
                 2000 LONG TERM INCENTIVE PLAN FOR NEW OPTIONS
         UNDER OUR 1997 STOCK OPTION PLAN AND 2000 LONG TERM INCENTIVE
                         PLAN (THE "OFFER TO EXCHANGE")

                                  JUNE 27, 2003

   THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON
                   JULY 28, 2003 UNLESS THE OFFER IS EXTENDED.

Hawk Corporation ("Hawk," "we," "our" or "us") is offering employees of Hawk or one of our subsidiaries who are not members of our board of directors (collectively, the "eligible employees") the opportunity to exchange all outstanding options to purchase shares of Hawk Class A common stock, par value $0.01 per share (the "common stock"), having an exercise price of $6.00 per share or more for new options that we will grant under the 1997 Stock Option Plan (the "1997 plan") and 2000 Long Term Incentive Plan (the "2000 plan," and together with the 1997 plan, collectively, the "Hawk plans"). We are making the offer upon the terms and conditions described in this offer to exchange (the "offer to exchange"), the related letter from Ronald E. Weinberg dated June 27, 2003, the election form and the withdrawal form (which together, as they may be amended from time to time, constitute the "offer" or "program").

If you participate in this offer, the number of new options you will receive will depend on the exercise price at which your tendered options were granted. Your tendered options will be exchanged for new options as follows:

      - Tendered options with an exercise price per share between $6.00 and $16.99 will be replaced with new options equal to the number of options tendered by the eligible employee, and

      - Tendered options with an exercise price per share of $17.00 or greater will be replaced with new options equal to 90% of the total number of options tendered by the eligible employee.

Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. You may tender options for all, some or none of the outstanding, unexercised options you currently hold. All tendered options accepted by us through the offer will be canceled as promptly as practicable after 12:00 midnight on the date the offer ends. The offer is currently scheduled to expire on Monday, July 28, 2003 (the "expiration date"), and we expect to cancel the options on Tuesday, July 29, 2003, or as soon as possible thereafter (the "cancellation date").

The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in the section entitled "Conditions of the Offer" of this offer to exchange.

You may participate in the offer if you are an eligible employee. Members of our board of directors are not eligible to participate in the offer. In order to receive a new option pursuant to this offer, you must remain an employee as of the date on which the new options are granted, which will be at least six months and one day after the cancellation date.

If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the Hawk plans.

The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the New York Stock Exchange on the date of grant. We expect that the date of grant will be six months and one day after the date we cancel the options accepted for exchange. Shares of Hawk common stock are traded on the New York Stock Exchange under the symbol "HWK." On June 26, 2003, the closing price of our common stock reported on the New York Stock Exchange was $3.32 per share. We cannot predict the exercise price of the new options.

Each new option granted will vest in accordance with the vesting schedule of the canceled options, as follows:

      - any shares that were fully vested on the date that the offer expires will be fully vested,

      - all unvested options on the date the offer expires that would have been fully vested on or prior to the date the new options are granted (at least six months and one day from the date the offer expires) will be fully vested, and

      - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled options remained in effect.

Although the Compensation Committee (the "committee") of our board of directors has approved the offer, neither we nor our board of directors or the committee makes any recommendation as to whether you should tender your options for exchange. You must make your own decision whether or not to tender your options.

WE RECOMMEND THAT YOU EVALUATE CURRENT AND HISTORICAL MARKET PRICES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should direct questions about the offer or requests for assistance or for additional copies of this offer to exchange, the letter from Ronald E. Weinberg dated June 27, 2003, the election form and the withdrawal form to:

                               Thomas A. Gilbride
                            Vice President - Finance
                                Hawk Corporation
                                200 Public Square
                                  Suite 30-5000
                              Cleveland, Ohio 44114
                             Telephone: 216-861-3553

                                TABLE OF CONTENTS

SUMMARY TERM SHEET................................................................................................1
    What Securities are We Offering to Exchange?..................................................................1
    Who Is Eligible to Participate?...............................................................................1
    Why Are We Making the Offer?..................................................................................1
    What are the Conditions to the Offer?.........................................................................2
    How Many New Options will You Receive in Exchange for Your Tendered Options?..................................2
    When will You Receive Your New Options?.......................................................................2
    Why won't You Receive your New Options Immediately after the Expiration Date of the Offer?....................2
    If You Tender Options in the Offer, will You be Eligible to Receive other Option Grants before You
         Receive your New Options?................................................................................3
    Will You be Required to Give Up all Your Rights to the Canceled Options?......................................3
    What will the Exercise Price of the New Options be?...........................................................3
    When will the New Options Vest?...............................................................................3
    What if We Enter into a Merger or other Similar Transaction?..................................................4
    If You Choose to Tender an Option that is Eligible for Exchange, Do You Have to Tender All the Shares
         in that Option?..........................................................................................5
    What Happens to Options that You Choose Not to Tender or that Are Not Accepted for Exchange?..................5
    What Happens if You Choose to Exercise Options that are not Subject to this Offer to Exchange or You
         Choose not to Tender?....................................................................................5
    Will You Have to Pay Taxes if You Exchange Your Options in the Offer?.........................................5
    If Your Current Options are Incentive Stock Options, Will Your New Options be Incentive Stock Options?........6
    When will Your New Options Expire?............................................................................6
    When does the Offer Expire?  Can the Offer be Extended, and if so, How will You be Notified if it is
         Extended?................................................................................................6
    How do You Tender Your Options?...............................................................................6
    During What Period of Time May You Withdraw Previously Tendered Options?......................................7
    Can You Change Your Election Regarding Particular Tendered Options?...........................................7
    Whom Can You Talk to if You Have Questions About the Offer?...................................................7
CERTAIN RISKS OF PARTICIPATING IN THE OFFER.......................................................................8
    Economic Risks................................................................................................8



    Tax-Related Risks.............................................................................................9
THE OFFER........................................................................................................11
    Eligibility..................................................................................................11
    Number of Options; Expiration Date...........................................................................11
    Purpose of the Offer.........................................................................................12
    Procedures for Tendering Options.............................................................................13
    Withdrawal rights and change of election.....................................................................14
    Acceptance of options for exchange and issuance of new options...............................................15
    Conditions of the offer......................................................................................16
    Price Range of Shares Underlying the Options.................................................................18
    Source and Amount of Consideration; Terms of New Options.....................................................18
    Information About Hawk.......................................................................................24
    Interests of Directors and Officers; Transactions and Arrangements Concerning the Options....................26
    Status of Options Acquired by us in the Offer; Accounting Consequences of the Offer..........................27
    Legal Matters; Regulatory Approvals..........................................................................27
    Material Federal Income Tax Consequences.....................................................................28
    Extension of Offer; Termination; Amendment...................................................................30
    Fees and Expenses............................................................................................31
    Additional Information.......................................................................................31
    Miscellaneous................................................................................................32

                               SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this offer to exchange and the other offer documents because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the other offer documents. We have included cross-references to sections of this offer to exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering to exchange all outstanding, unexercised options to purchase shares of common stock of Hawk having an exercise price of $6.00 per share or more held by eligible employees for new options we will grant under the Hawk plans. (See the section captioned "Number of Options; Expiration Date").

WHO IS ELIGIBLE TO PARTICIPATE?

Employees are eligible to participate if they are employees of Hawk or any of our subsidiaries who are not members of our board of directors as of the date the offer commences and the date on which the tendered options are canceled. Members of our board of directors are not eligible to participate in the offer. In order to receive a new option, you must remain an employee as of the date the new options are granted, which will be at least six months and one day after the cancellation date for the tendered options. If Hawk does not extend the offer, we expect that the new options will be granted on or about January 30, 2004. (See the section captioned "Eligibility").

WHY ARE WE MAKING THE OFFER?

We issued the options currently outstanding to provide our eligible employees with additional incentive, to promote the success of our business, and to encourage our eligible employees to continue their employment with us. Beginning in 2001, due to poor business conditions, our employees have forgone customary salary increases and performance bonuses. In addition, in 2001 and 2002, we eliminated our discretionary profit sharing contributions to our employees under our 401(k) plan. Nevertheless, our employees have remained committed to us in helping us achieve our long-term goals. We believe the offer to exchange is a valuable incentive for eligible employees to stay with Hawk and increase stockholder value.

Most of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the new grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, which creates better performance incentives for eligible employees and thereby maximizes stockholder value. (See the section captioned "Purpose of the Offer").

WHAT ARE THE CONDITIONS TO THE OFFER?

The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in the section captioned "Procedures for Tendering Options - Conditions of the offer."

HOW MANY NEW OPTIONS WILL YOU RECEIVE IN EXCHANGE FOR YOUR TENDERED OPTIONS?

If you meet the eligibility requirements, and subject to the terms of this offer, the number of new options you will receive will depend on the exercise price at which your tendered options were granted. Your tendered options will be exchanged for new options as follows:

      - Tendered options with an exercise price per share between $6.00 and $16.99 will be replaced with new options equal to the number of options tendered by the eligible employee, or

      - Tendered options with an exercise price per share of $17.00 or greater will be replaced with new options equal to 90% of the total number of options tendered by the eligible employee.

For example, if the option you elect to exchange is exercisable for 100 shares of our common stock with an exercise price of $6.00 per share, your new option will be exercisable for 100 shares of our common stock at the new exercise price. If the option you elect to exchange is exercisable for 100 shares of our common stock with an exercise price of $17.00 per share, your new option will be exercisable for 90 shares (90% of 100 tendered options) of our common stock.

New options will be granted under the Hawk plans, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement before receiving new options. (See the section captioned "Number of Options; Expiration Date").

WHEN WILL YOU RECEIVE YOUR NEW OPTIONS?

We will grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. The committee will select the actual grant date for the new options. If we cancel tendered options on July 29, 2003, which is the scheduled date for the cancellation of the options, or the next business day following the expiration date of the offer, the new options will not be granted until January 30, 2004, at the earliest. (See the section captioned "Procedures for Tendering Options - Conditions of the offer").

WHY WON'T YOU RECEIVE YOUR NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that, in every fiscal quarter, we would be required to record the non-cash accounting impact of decreases and increases in our share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

IF YOU TENDER OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE YOU RECEIVE YOUR NEW OPTIONS?

If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. Because of accounting rules that could apply to interim option grants as a result of the offer, we will defer the grant of any additional options until the new option grant date to avoid incurring compensation expense against our earnings. If, for any reason, you do not remain an employee of Hawk or our subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die, or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled. (See the section captioned "Procedure for Tendering Options - Acceptance of options for exchange and issuance of new options").

WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELED OPTIONS?

Once we have accepted options tendered by you, your options will be canceled and you will no longer have any rights under those options. (See the section captioned "Procedure for Tendering Options - Acceptance of options for exchange and issuance of new options").

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the New York Stock Exchange on the date of grant.

Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current and historical market quotes for our common stock, among other factors, before deciding whether or not to tender your options. (See the section captioned "Procedure for Tendering Options - Acceptance of options for exchange and issuance of new options").

WHEN WILL THE NEW OPTIONS VEST?

The vesting of the new options will be in accordance with the vesting schedule of the canceled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

Each new option granted will vest as follows:

      - any shares that were fully vested on the date that the offer expires will be fully vested,

      - all unvested options on the date the offer expires that would have been fully vested on or prior to the date the new options are granted (at least six months and one day from the date the tendered options are canceled) will be fully vested, and

      - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

WHAT IF WE ENTER INTO A MERGER OR OTHER SIMILAR TRANSACTION?

We are not in discussions with anyone regarding a merger of Hawk or any other similar transaction. However, if we merge or consolidate with or are acquired by another entity between the expiration date and new option grant date, then we will endeavor to cause the resulting entity to be obligated to grant the new options under the same terms as provided in this offer. However, we may not be able to cause the resulting entity to assume the terms of this offer, including the obligation to grant new options. Further, if the resulting entity does agree to assume the terms of this offer, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such new option will have an exercise price at least equal to the fair market value of the acquiror's stock on the new option grant date. As a result of this adjustment, you may receive options for more or fewer shares of the acquiror's stock than (1) the number of shares subject to the eligible options that you exchange, or (2) the number of shares subject to new options you would have received upon exchange if no acquisition had occurred.

If such a merger or similar transaction does occur, the new option grant date will be the first business day that is at least six months and one day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the merger or similar transaction. If you submit your options in the offer to exchange and the merger or similar transaction occurs after the expiration date but before the new option grant date, you will not be able to exercise your options to purchase our common stock before the effective date of the merger or similar transaction.

You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or similar transaction. The exercise price of new options granted to you after the announcement of a merger or similar transaction would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquirer, not Hawk common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger or similar transaction and sell their Hawk common stock before the effective date.

IF YOU CHOOSE TO TENDER AN OPTION THAT IS ELIGIBLE FOR EXCHANGE, DO YOU HAVE TO TENDER ALL THE SHARES IN THAT OPTION?

Yes. We are not accepting partial tenders of options. Accordingly, you may elect to tender one or more of your option grants, but you must elect to tender all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example, if you hold (1) an option to purchase 1,000 shares at an exercise price of $6.75 per share, and (2) an option to purchase 2,000 shares at an exercise price of $17.00 per share, you may elect to exchange:

      -     only your first option covering 1,000 shares;

      -     only your second option covering 2,000 shares;

      -     one of your two options;

      -     both of your options; or

      -     none of your options.

These are your only choices in the above example. (See the section captioned "Procedure for Tendering Options - Acceptance of options for exchange and issuance of new options").

WHAT HAPPENS TO OPTIONS THAT YOU CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

Nothing. Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms.

WHAT HAPPENS IF YOU CHOOSE TO EXERCISE OPTIONS THAT ARE NOT SUBJECT TO THIS OFFER TO EXCHANGE OR YOU CHOOSE NOT TO TENDER OPTIONS IN THIS OFFER?

You may exercise any option that you have that is not subject to this offer to exchange, provided the option is eligible to be exercised. In addition, you may exercise any option that you choose not to tender in this offer in accordance with your old option agreement.

WILL YOU HAVE TO PAY TAXES IF YOU EXCHANGE YOUR OPTIONS IN THE OFFER?

If you exchange your current options for new options, you should not be required under current law to recognize income for federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for federal income tax purposes. We recommend that you consult with your own tax advisor with respect to the tax consequences of participating in the offer. (See the section captioned "Material Federal Income Tax Consequences").

In addition, if you exchange your current options for new options and you are subject to taxation in a foreign jurisdiction, whether by reason of nationality, residence or otherwise, you should consult with your own tax advisor regarding the tax consequences of participating in the offer. If you are subject to tax in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax consequences which may apply to you; you should be certain to consult your own tax advisors.

IF YOUR CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL YOUR NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

If your current options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. (See the section captioned "Material Federal Income Tax Consequences").

WHEN WILL YOUR NEW OPTIONS EXPIRE?

Your new options will expire ten years from the date of the original grant date, or earlier if your employment with Hawk terminates.

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

The offer expires on July 28, 2003, at midnight, Eastern Time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 8:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration of the offer period. (See the section captioned "Extension of Offer; Termination; Amendment").

HOW DO YOU TENDER YOUR OPTIONS?

If you decide to tender your options, you must deliver, before midnight, Eastern Time, on July 28, 2003 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed election form and any other documents required by the election form by fax to 216-861-4546, US mail, or hand delivery to Thomas A. Gilbride, Vice President - Finance, at 200 Public Square, Suite 30-5000, Cleveland, Ohio 44114. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or those we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept and cancel all properly tendered options promptly after the expiration of the offer. (See the section captioned "Procedures of Tendering Options").

DURING WHAT PERIOD OF TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS?

You may withdraw your tendered options at any time before the offer expires at midnight, Eastern Time, on July 28, 2003. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we currently intend to cancel validly tendered options promptly after the expiration of this offer, if we have not accepted and canceled your tendered options by August 25, 2003, you may withdraw your tendered options at any time after August 25, 2003. To withdraw tendered options, you must deliver to us by fax to 216-861-4546, US mail, or hand delivery to Thomas A. Gilbride a signed withdrawal form, with the required information, while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (See the section captioned "Procedures for Tendering Options - Withdrawal rights and changes of election").

CAN YOU CHANGE YOUR ELECTION REGARDING PARTICULAR TENDERED OPTIONS?

You may change your election regarding particular tendered options at any time before the offer expires at midnight, Eastern Time, on July 28, 2003. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us by fax to 216-861-4546, US mail, or hand delivery to Thomas A. Gilbride at 200 Public Square, Suite 30-5000, Cleveland, Ohio 44114, a new election form, which includes the information regarding your new election, and is clearly dated after your original election form. (See the section captioned "Procedures for Tendering Options - Withdrawal rights and changes of election").

WHOM CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact:

                               Thomas A. Gilbride
                            Vice President - Finance
                                Hawk Corporation
                        200 Public Square, Suite 30-5000
                               Cleveland, OH 44114
                             Telephone: 216-861-3553

                   CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participation in the offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks. Eligible participants should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether and to what extent to participate in the offer. In addition, we strongly urge you to read the rest of this offer to exchange, along with the other documents, before deciding whether and to what extent to participate in the exchange offer.

ECONOMIC RISKS

Participation in the offer will make you ineligible to receive any option grants until January 30, 2004 at the earliest.

Employees are generally eligible to receive option grants at any time that the committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until January 30, 2004 at the earliest.

If the stock price increases after the date your tendered options are canceled, your canceled options might have been worth more than the replacement options that you have received in exchange for them.

For example, if you cancel options with a $6.00 exercise price per share and Hawk's stock price appreciates to $7.00 before the replacement grants are made, your replacement option will have a higher exercise price than the canceled option.

Our ability to maintain the listing of our common stock on the New York Stock Exchange may affect the price of our stock.

In January 2003, the New York Stock Exchange accepted our business plan for continued listing on the exchange. We are subject to quarterly monitoring to the goals outlined in our plan presented to the New York Stock Exchange. Our plan includes steps to comply with the New York Stock Exchange's listing criteria of maintaining stockholders' equity of not less than $50.0 million over a 30 trading-day period. Failure to achieve the plan's goal by March 2004 will result in our common stock being subject to New York Stock Exchange delisting which may adversely impact the price of our common stock. Our total market capitalization based on the 8.6 million shares of common stock and the $2.58 per share closing price of our common stock on March 31, 2003 was approximately $22.2 million. As of June 26, 2003, based on the closing price of our common stock of $3.32 per share, our total market capitalization was approximately $28.5 million. Our shareholders' equity at March 31, 2003 was $45.6 million. We can provide no assurance regarding whether or not our common stock will continue to be listed on the New York Stock Exchange.

If your employment terminates prior to the grant of the replacement option, you will receive neither a replacement option nor the return of your canceled option

Once your tendered option grants are cancelled in the offer, you will no longer have any rights with respect to those grants. In addition, unless you are actively employed with us on the new option grant date, you will not receive any new option grants. Accordingly, if your employment with us terminates for any reason, even a general reduction-in-force, prior to the new option grant date, you will not have the benefit of or any right to either your canceled option grants or any new option grants.

If we are acquired by another company, your canceled option grants might have been worth more than the new option grants that you receive in exchange for them or you may not receive any new options

A merger or consolidation with or an acquisition of Hawk by another entity between the expiration date and the new option grant date could have a substantial effect on the price of our common stock, including significantly increasing the price of our common stock. Depending on the structure and terms of any such transaction, eligible employees who participate in the offer might be deprived of the appreciation in the price of our common stock resulting from the merger or similar transaction. This could result in a greater financial benefit for those eligible employees who decided not to participate in the offer compared to those who did participate in the offer.

TAX-RELATED RISKS

Your replacement option may be a nonqualified stock option, whereas your canceled option may have been an incentive stock option

If your canceled option was an incentive stock option, your new option will be an incentive stock option, but only to the extent it qualifies as such under the Internal Revenue Code of 1986, as amended. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. By participating in this exchange and because of the new exercise price which may exceed your old exercise price, your options may exceed this limit and will be treated as nonqualified stock options. In general, nonqualified stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the offer to exchange, and see the tax disclosure set forth in the prospectus for Hawk dated September 17, 1998 pursuant to the 1997 plan and the prospectus for Hawk dated September 29, 2000 pursuant to the 2000 plan. In addition, see "Additional Information" for instructions on how you can obtain copies of the documents referred to in this section.

Your replacement incentive stock options will be subject to a new holding period for certain favorable tax treatment

Holders of incentive stock options receive certain favorable tax treatment under the Internal Revenue Code. First, you will not incur ordinary income tax when you exercise an incentive stock option (although you may be subject to alternative minimum tax). Second, any profit you realize when you sell shares acquired upon the exercise of an incentive stock option will be taxed at the capital gains rate if you do not sell your option shares earlier than one year after the date of exercise and two years after the date of grant. If you participate in the offer, you will be canceling your existing options and receiving a new grant. Therefore, you will lose the benefit of any holding period under the old options and you will begin a new holding period under the new options. If you want to receive the tax benefits accorded to incentive stock options, you will likely not be able to sell your option shares before January 30, 2006. Please see the section captioned "Material Federal Income Tax Consequences," below for a more detailed description of the tax treatment of incentive stock options. You should consult with your tax advisor for further information about this risk.

IMPORTANT

If you wish to tender your options for exchange, you must complete and sign the election form in accordance with its instructions, and fax, US mail, or hand deliver it and any other required documents to Thomas A. Gilbride at Hawk, 200 Public Square, Suite 30-5000, Cleveland, Ohio 44114, fax number 216-861-4546, no later than midnight, Eastern Time, on July 28, 2003.

We are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED LETTER FROM RONALD E. WEINBERG DATED JUNE 27, 2003, THE ELECTION FORM AND THE WITHDRAWAL FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                    THE OFFER

ELIGIBILITY

Persons holding options are eligible employees if they are employees of Hawk or one of our subsidiaries who are not members of the board of directors as of the date the offer commences and the date on which the tendered options are canceled. Members of our board of directors are not eligible to participate in the offer. Our executive officers and directors are identified on Schedule A to this offer to exchange.

In order to receive a new option, you must remain an employee who is not a member of our board of directors of the date the new options are granted, which will be at least six months and one day after the cancellation date. If Hawk does not extend the offer, the new options will be granted on or shortly after January 30, 2004.

NUMBER OF OPTIONS; EXPIRATION DATE

Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised options of our common stock having an exercise price of $6.00 or more per share held by eligible employees that are properly tendered and not validly withdrawn in accordance with the section captioned "Procedures for Tendering Options" before the expiration date in return for new options.

If you meet the eligibility requirements and subject to the terms of this offer, the number of new options you will receive will depend on the exercise price at which your tendered options were granted, subject to adjustments for any stock splits, reverse stock splits, stock dividends and similar events. Your tendered options will be exchanged for new options as follows:

      - Tendered options with an exercise price per share between $6.00 and $16.99 will be replaced with new options equal to the number tendered by the eligible employee, and

      - Tendered options with an exercise price per share of $17.00 or greater will be replaced with new options equal to 90% of the total number of options tendered by the eligible employee.

For example, if the option you elect to tender covers 100 shares of our common stock with an exercise price of $6.00 per share, your new option will be exercisable for 100 shares of our common stock at the new exercise price. If the option you elect to exchange is exercisable for 100 shares of our common stock granted at an exercise price of $17.00 per share, your new option will be exercisable for 90 shares (90% of 100 tendered options) of our common stock.

All new options will be subject to the terms of the Hawk plans, and to a new option agreement between you and us. If, for any reason, you do not remain an employee of Hawk or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange.

This means that if you quit, with or without a good reason, or die, or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled.

The offer to exchange will expire at midnight, Eastern Time, July 28, 2003, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term expiration date refers to the latest time and date at which the offer, as so extended, expires. See the section captioned "Extension of Offer; Termination; Amendment" of this offer to exchange for a description of our rights to extend, delay, terminate and amend the offer.

We will also notify you of any other material change in the information contained in this offer to exchange.

For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

PURPOSE OF THE OFFER

We issued the options outstanding to provide our eligible employees with additional incentive, to promote the success of our business, and to encourage our eligible employees to continue their employment with us. Beginning in 2001, due to poor business conditions, our employees have forgone customary salary increases and performance bonuses. In addition, in 2001 and 2002, we eliminated our discretionary profit sharing contributions to our employees under our 401(k) plan. Nevertheless, our employees have remained committed to us in helping us achieve our long-term goals. We believe the offer to exchange is a valuable incentive for eligible employees to stay with Hawk and increase stockholder value.

Most of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. However, because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

Neither the committee nor our board of directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

PROCEDURES FOR TENDERING OPTIONS

Proper tender of options

To validly tender your options through the offer, you must, in accordance with the terms of the election form, properly complete, execute and deliver the election form to us by fax to 216-861-4546, US mail, or hand delivery to Thomas
A. Gilbride, Hawk Corporation, 200 Public Square, Suite 30-5000, Cleveland, Ohio 44114 along with any other required documents. Mr. Gilbride must receive all of the required documents before the expiration date which is midnight, Eastern Time on July 28, 2003.

THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND WITHDRAWAL FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or those we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

Our acceptance constitutes an agreement

Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF THE OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

Withdrawal rights and change of election

You may only withdraw your tendered options or change your election in accordance with the provisions of this section.

You may withdraw your tendered options at any time before midnight, Eastern Time, on July 28, 2003. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange by midnight, Eastern Time, on August 25, 2003, you may withdraw your tendered options at any time thereafter.

To validly withdraw tendered options, you must deliver to Thomas A. Gilbride by fax to 216-861-4546, US mail, or hand delivery, in accordance with the procedures listed above, a signed and dated withdrawal form, with the required information, while you still have the right to withdraw the tendered options.

To validly change your election regarding the tender of particular options, you must deliver a new election form to Thomas A. Gilbride by fax to 216-861-4546, US mail, or hand delivery, in accordance with the procedures listed above. If you deliver a new election form that is properly signed and dated, it will replace any previously submitted election form, which will be disregarded. The new election form must be signed and dated and must specify:

      -     the name of the option holder who tendered the options,

      - the original number of shares for which each tendered option was exercisable, and

      -     the grant date of each option to be tendered.

Except as described in the following sentence, the withdrawal form and the election form must be executed by the option holder who tendered the options exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the withdrawal form.

If you change your mind and wish to exchange some or all of your options you have withdrawn, you must properly re-tender the withdrawn options before the expiration date by following the procedures described in the section captioned "Procedures for Tendering Options." Otherwise, any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer and will remain outstanding.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any withdrawal form or any election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of any withdrawal form or election form. Our determination of these matters will be final and binding.

Acceptance of options for exchange and issuance of new options

Upon the terms and conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be canceled as of the date of our acceptance, which we anticipate to be July 29, 2003, and you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported on the New York Stock Exchange on the date of grant. Accordingly, we cannot predict the exercise price of the new options. We recommend that you evaluate current and historical market quotes for our common stock, among other factors, before deciding whether or not to tender your options. If the options you tendered were incentive stock options, your new options will also be incentive stock options, to the extent they qualify as incentive stock options under the Internal Revenue Code of 1986. All other newly granted options will be nonqualified stock options. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by July 28, 2003, the scheduled expiration date of the offer, and accepted for exchange and canceled on July 29, 2003, you will be granted new options on or about January 30, 2004. If we accept and cancel options properly tendered for exchange after July 29, 2003, the period in which the new options will be granted will be similarly delayed.

If we accept options you tender in the offer, we will defer any grant to you of additional options for which you may be eligible before the new option grant date until after the new option grant date, so that you will be granted no new options for any reason until at least six months and one day after any of your tendered options have been canceled. We will defer the grant to you of any additional options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer.

If you participate in this offer, the number of new options you will receive will depend on the exercise price at which your tendered options were granted. Your tendered options will be exchanged for new options as follows:

      - Tendered options with an exercise price per share between $6.00 and $16.99 will be replaced with new options equal to the number of options tendered by the eligible employee, and

      - Tendered options with an exercise price per share of $17.00 or greater will be replaced with new options equal to 90% of the total number of options tendered by the eligible employee.

If, for any reason, you are not an employee of Hawk or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been canceled pursuant to this offer.

We are not accepting partial tenders of options. Accordingly, you may elect to tender one or more of your option grants, but you must elect to tender all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example, if you hold (1) an option to purchase 1,000 shares at an exercise price of $6.75 per share, and (2) an option to purchase 2,000 shares at an exercise price of $17.00 per share, you may elect to exchange:

      -     only your first option covering 1,000 shares,

      -     only your second option covering 2,000 shares,

      -     one of your two options,

      -     both of your options, or

      -     none of your options.

These are your only choices in the above example.

For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release or otherwise. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn.

Conditions of the offer

We will not accept for exchange options held by members of our board of directors. In addition, notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if at any time on or after June 27, 2003, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

      - there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Hawk, any of our subsidiaries or you,

      - there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be enforced relating to the offer Hawk, or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (i) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer,

                  (ii) delay or restrict our ability, or render us unable to accept for exchange, or issue new options for, some or all of the tendered options,

                  (iii) materially impair the contemplated benefits of the offer to Hawk, or any of our subsidiaries, or

                  (iv) materially and adversely affect Hawk or any or our subsidiaries' business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Hawk or any of our subsidiaries;

      - there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes,

      - a tender or exchange offer for some or all of our common stock, or a merger or acquisition proposal for Hawk, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or

      - any change or changes shall have occurred in Hawk or any of our subsidiaries' business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Hawk or any of our subsidiaries or may materially impair the contemplated benefits of the offer to Hawk or any of our subsidiaries.

The conditions to the offer are for Hawk's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

PRICE RANGE OF SHARES UNDERLYING THE OPTIONS

The shares underlying your options are currently traded on the New York Stock Exchange under the symbol "HWK". The following table shows, for the periods indicated, the high and low sale prices per share of our common stock as reported by the New York Stock Exchange.

Quarterly Stock Prices

                  Quarter Ended                                High             Low
                  -------------                                ----             ---

         2003
                  March 31, 2003                              $2.75             $1.90

         2002
                  March 31, 2002                              $5.20             $3.41
                  June 30, 2002                               $5.35             $3.55
                  September 30,2002                           $3.80             $2.26
                  December 31, 2002                           $2.66             $1.70

         2001
                  March 31, 2001                              $7.25             $5.31
                  June 30, 2001                               $7.20             $5.37
                  September 30, 2001                          $6.29             $3.95
                  December 31, 2001                           $4.20             $2.65

As of June 26, 2003, the last reported sale price during regular trading hours of our common stock, as reported by the New York Stock Exchange, was $3.32 per share. As of June 26, 2003, 8,571,626 shares of our common stock were outstanding.

WE RECOMMEND THAT YOU EVALUATE CURRENT AND HISTORICAL MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS

Consideration

We will issue new options to purchase shares of common stock under the Hawk plans in exchange for outstanding options properly tendered and accepted for exchange by us, which options will be canceled. The number of new options you will receive will depend on the exercise price at which your tendered options were granted. Your tendered options will be exchanged for new options as follows:

      - Tendered options with an exercise price per share between $6.00 and $16.99 will be replaced with new options equal to the number of options tendered by the eligible employee, and

      - Tendered options with an exercise price per share of $17.00 or greater will be replaced with new options equal to 90% of the total number of options tendered by the eligible employee.

For example, if the option you elect to tender covers 100 shares of our common stock with an exercise price of $6.00 per share, your new option will be exercisable for 100 shares of our common stock at the new exercise price. If the option you elect to exchange is exercisable for 100 shares of our common stock granted at an exercise price of $17.00 per share, your new option will be exercisable for 90 shares (90% of 100 tendered options) of our common stock.

If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this offer we will grant new options to purchase a total of up to approximately 265,530 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 3% of the total shares of our common stock outstanding as of June 26, 2003.

Terms of new options

The new options will be granted under the Hawk plans. A new option agreement will be entered into between Hawk and each option holder who has tendered options in the offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally this variation will not substantially and adversely affect the rights of option holders. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options, including as a result of a merger, consolidation or other significant corporate event. The following description summarizes the material terms of our 1997 plan and the 2000 plan and the options to be granted under the 1997 plan and the 2000 plan.

1997 Plan

The maximum number of shares available for issuance through the exercise of options granted under our 1997 plan is 700,000. Our 1997 plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonqualified stock options.

         Administration. The 1997 plan is administered by the committee appointed by our board of directors. Subject to the other provisions of the 1997 plan, the committee has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

         Term. Options generally have a term of ten years for optionees. Incentive stock options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Hawk have a term of no more than five years.

         Termination. Except as your option agreement otherwise provides, the unexercised portion of any option shall terminate at the time of the earliest to occur of the following:

         (i) three months after the date on which your employment is terminated for any reason other than by reason of cause, a mental or physical disability or death,

         (ii)     upon termination of your employment for cause,

         (iii) one year after the date your employment is terminated by reason of a mental or physical disability, or

         (iv) one year after the date of termination of your employment by reason of death.

         The termination of your option under the circumstances specified in this section will result in the termination of your interests in the 1997 plan. In addition, your option may terminate, together with our 1997 plan and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

         Exercise price. The committee determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported on the date of grant by the New York Stock Exchange or if our common stock is not then listed on the New York Stock Exchange on any securities quotation system or any stock exchange on which our common stock is then quoted or listed.

         However, the exercise price may not be less than 110% of the closing price per share reported by the New York Stock Exchange on the date of grant for options intended to qualify as incentive stock options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Hawk.

         Vesting and exercise. Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the committee. Options granted by us to employees generally vest at a rate of one-half of the shares subject to the option after twelve months, and then the remaining one-half of the total shares subject to the option vest the following year, provided the employee remains continuously employed by Hawk.

     The new options granted through the offer will vest as follows:

     - any shares that were fully vested on the date that the offer expires will be fully vested,

     - all unvested options on the date the offer expires that would have been fully vested on or prior to the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested, and

     - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the canceled option remained in effect.

     Payment of exercise price. The permissible methods of payment of the option exercise price generally include the following:

     -    cash,

     -    certified or official bank check,

     -    certain other shares of our common stock, or

     -    a combination of the foregoing methods.

     Adjustments upon certain events. If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

     Transferability of options. Incentive stock options may not be transferred, other than by will or the laws of descent and distribution. Nonqualified stock options may be transferred only as follows: (i) to the spouse or any children or grandchildren of such person that receives the nonqualified stock option, (ii) as a charitable contribution or gift, (iii) to any trust, partnership, limited liability company or other entity in which the optionee acts as trustee, managing partner, managing member or otherwise controls, or (iv) by will or the laws of intestate succession. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

     Termination of employment. If, for any reason, you are not an employee of Hawk from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and which we canceled.

     Registration of option shares. All of the 700,000 shares of common stock issuable upon exercise of options under our 1997 plan have been registered under the Securities Act of 1933, as amended (the "Securities Act"), on a registration statement on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

     Federal income tax consequences. You should refer to the section of this offer captioned "Material Federal Income Tax Consequences" to exchange for a discussion of the federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange.

2000 Plan

The maximum number of shares available for issuance through the exercise of options granted under our 2000 plan is 700,000. Our 2000 Stock Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonqualified stock options. In addition, the 2000 plan provides for the granting of stock appreciation rights, restricted stock awards and performance-based awards.

         Administration. The 2000 plan is administered by the committee. Subject to the other provisions of the 2000 plan, the committee has the power to determine the terms and conditions of the options and awards granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

         Term.  Options generally have a term of ten years for optionees.

         Termination. Except as your option agreement otherwise provides, the unexercised portion of any option shall terminate at the time of the earliest to occur of the following:

         (i) three months after the date on which your employment is terminated for any reason other than by reason of cause, a mental or physical disability or death,

         (ii)     upon termination of your employment for cause,

         (iii) one year after the date your employment is terminated by reason of a mental or physical disability, or

         (iv) one year after the date of termination of your employment by reason of death.

         The termination of your option under the circumstances specified in this section will result in the termination of your interests in the 2000 plan. In addition, your option may terminate, together with the 2000 plan and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

         Exercise price. The committee determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported on the date of grant by the New York Stock Exchange or if our common stock is not then listed on the New York Stock Exchange on any securities quotation system or any stock exchange on which our common stock is then quoted or listed.

         Vesting and exercise. Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the committee. Options granted by us to employees generally vest at a rate of one-half of the shares subject to the option after twelve months, and then the remaining one-half of the total shares subject to the option vest the following year, provided the employee remains continuously employed by Hawk.

     The new options granted through the offer will vest as follows:

     - any shares that were fully vested on the date that the offer expires will be fully vested,

     - all unvested options on the date the offer expires that would have been fully vested on or prior to the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested, and

     - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the canceled option remained in effect.

     Payment of exercise price. The permissible methods of payment of the option exercise price generally include the following:

     -    cash,

     -    certified or official bank check,

     -    certain other shares of our common stock, or

     -    a combination of the foregoing methods.

     Adjustments upon certain events. The incentive stock options will become immediately fully vested and fully exercisable upon a change in control of Hawk as defined in the 2000 plan.

     Transferability of options. Incentive stock options may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

     Termination of employment. If, for any reason, you are not an employee of Hawk from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and which we canceled.

     Registration of option shares. All of the 700,000 shares of common stock issuable upon exercise of options under our 2000 plan have been registered under the Securities Act, on a registration statement on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

     Federal income tax consequences. You should refer to the section of this offer captioned "Material Federal Income Tax Consequences" to exchange for a discussion of the federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange.

Our statements in this offer to exchange concerning the Hawk plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Hawk plans and the forms of option agreement under the Hawk plans. Please contact us at Hawk Corporation, 200 Public Square, Suite 30-5000, Cleveland, Ohio 44114, Attention: Thomas A. Gilbride, to receive a copy of the Hawk plans and the forms of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

INFORMATION ABOUT HAWK

Hawk Corporation, a Delaware corporation, founded in 1989, is a leading supplier of friction products and precision components for industrial, agricultural and aerospace applications. We focus on designing, manufacturing and marketing products requiring sophisticated engineering and production techniques for applications in markets in which we have achieved a significant market share.

Friction Products

We believe that, based on net sales, we are one of the top worldwide manufacturers of friction products used in industrial, agricultural and aerospace applications. Our friction products segment manufactures products made from proprietary formulations of composite materials that primarily consist of metal powders, synthetic and natural fibers. Friction products are the parts used in brakes, clutches and transmissions to absorb vehicular energy and dissipate it through heat and normal mechanical wear. The principal markets served by our friction products segment include construction vehicles, agricultural vehicles, trucks, recreational vehicles, commercial aviation and general aviation. We believe we are:

     - a leading domestic supplier of friction products for construction equipment, agricultural equipment and trucks,

     - the only independent supplier of friction materials for braking systems for new and existing series of many commercial aircraft models, including the Boeing 737 and 757 and the MD-80, and several regional jets used by commuter airlines, including the Canadair regional jet series,

     - the largest supplier of friction materials for the growing general aviation market, including numerous new and existing series of Gulfstream, Cessna, Lear and Beech aircraft, and

     - a leading domestic supplier of friction products into specialty markets such as motorcycles, all terrain vehicles (ATVs) and snowmobiles.

Precision Components

We are a leading supplier of powder metal components for industrial equipment, lawn and garden equipment, appliances, hand tools and trucks. We use composite metal alloys in powder form to manufacture high quality custom-engineered metal components. Our precision components segment serves four specific areas of the powder metal marketplace:

     - tight tolerance fluid power components such as pump elements and gears,

     - large powder metal components used primarily in construction equipment, agricultural equipment and trucks,

     - high volume parts for the lawn and garden, appliance and other markets, and

     - metal injected molded parts for a variety of industries, including small hand tools and telecommunications.

Performance Racing

We engineer, manufacture and market premium branded clutch and drive-train components for the performance racing market. Through this segment, we supply parts for the National Association for Stock Car Auto Racing (NASCAR), the Championship Auto Racing Teams (CART) and the Indy Racing League (IRL) racing series as well as for the weekend enthusiasts in the Sports Car Club of America
(SCCA), the American Speed Association (ASA) racing clubs and other road racing and competition cars.

Motor

We design and manufacture die-cast aluminum rotors for fractional and sub-fractional horsepower electric motors. These parts are used in a wide variety of motor applications, including appliances, business equipment, pumps and fans. We believe our motor segment is the largest independent U.S. manufacturer of die-cast aluminum rotors for use in fractional and sub-fractional horsepower electric motors.

The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2002 and in our quarterly report on Form 10-Q for the quarter ended March 31, 2003 is incorporated herein by reference. See "Additional Information" for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $5.32 at March 31, 2003.

The following chart represents the ratio of earnings to fixed charges for the applicable periods:

(Dollars in Thousands)                       Three Months Ended
                                                  March 31,                   Year Ended December 31,
                                            ------------------------------------------------------------
                                            2003              2002              2002             2001
                                            ------------------------------------------------------------
Fixed Charges                               $2,818            $2,534            $10,071         $10,458

Earnings available for                      $3,116            $1,322            $7,530           $4,624
  Fixed Charges

Ratio of Earnings                           1.11                --                --               --
  to Fixed Charges

For the three month period ended March 31, 2002 and the years ended December 31, 2002 and 2001, our earnings were insufficient to cover fixed charges. The additional earnings required to cover fixed charges would have been $1,212 for the three month period ended March 31, 2002 and $2,541 and $6,194 for the years ended December 31, 2002 and 2001, respectively.

INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS

A list of our directors and executive officers and the number of options owned by each is attached to this offer to exchange as Schedule A. As of June 26, 2003, our executive officers and directors (eleven persons) as a group owned options to purchase a total of 291,377 shares, which represented approximately 3% of the shares plus all options outstanding as of that date. However, of this group, only executive officers who are not members of our board of directors are eligible to participate in the offer.

Mr. Ronald E. Weinberg, Mr. Norman C. Harbert and Mr. Bryron S. Krantz are parties to a stockholder's voting agreement that provides to the extent any of them is the legal or beneficial owner of any of our voting stock, including our common stock or Series D preferred stock, they will vote these shares:

     - in favor of electing Mr. Weinberg, Mr. Harbert and Mr. Krantz (so long as each desires to serve) or their respective designees to our board of directors,

     - in favor of electing such other directors to the board as a majority of Mr. Weinberg, Mr. Harbert and Mr. Krantz or their respective designees shall direct, and

     - with respect to such matters as are submitted to a vote of our stockholders as a majority of Mr. Weinberg, Mr. Harbert and Mr. Krantz or their respective designees shall direct.

If any of Mr. Weinberg, Mr. Harbert and Mr. Krantz or their respective affiliates sells more than 50% of our common stock beneficially owned by such individual on May 12, 1998, the obligation of the other parties to continue to vote their shares of common stock and Series D preferred stock for the selling stockholder or his designee as a director will terminate. The agreement will terminate upon the first to occur of the mutual written agreement of the parties to terminate the agreement or the death of the last to die of Mr. Weinberg, Mr. Harbert or Mr. Krantz or their respective designees; provided that the provisions described in first two clauses above will terminate sooner in the event that none of Mr. Weinberg, Mr. Harbert and Mr. Krantz (or any designee thereof) remains on our board of directors.

On May 23, 2003, the Harbert Foundation, an Oho non-profit corporation, of which Mr. Harbert is one of its trustees, sold 2,500 shares of our common stock. For purposes of Section 13 of the Exchange Act, Mr. Harbert may be deemed to be the beneficial owner of our common stock held by the Harbert Foundation. However, Mr. Harbert disclaims such beneficial ownership.

There have been no transactions in options to purchase our shares or in our shares which were affected during the 60 days prior to June 27, 2003 by Hawk or any of our directors or executive officers.

STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

Options we acquire through the offer will be canceled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the Hawk plans. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

We believe that we will not incur any compensation expense as a result of the transactions contemplated by the offer because:

     - we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and

     - the exercise price of all new options will equal the market value of the shares of common stock on the date we grant the new options.

LEGAL MATTERS; REGULATORY APPROVALS

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in the section captioned "Conditions of the Offer."

If we are prohibited by applicable laws or regulations from granting new options immediately after the day that is six months and one day from the date that we cancel the options accepted for exchange, when we currently expect to grant the new options, we will grant such new options as soon as is permissible. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the grant, but if the grant is prohibited we will not grant any new options and you will not get any other consideration for the options you tendered.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. WE ADVISE ALL OPTION HOLDERS CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

Incentive Stock Options

Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option under the Hawk plans. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

     - at least two years after the date the incentive stock option was granted, and

     - at least one year after the date the incentive stock option was exercised.

The two-year and one-year periods described above are referred to as "holding periods."

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised, over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

If you tender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. However, you will begin a new holding period for purposes of determining whether any disposition of the underlying shares is a qualifying disposition as described above.

For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. You should note that if the new options have a higher exercise price than some or all of your current options, or if a significant number of options are vested on the date of grant (to equal your current vesting schedule), the new options may exceed the limit for incentive stock options.

Non-Qualified Stock Options

Under current law, an option holder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a nonqualified stock option.

However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Non-U.S. Residents

If you exchange your current options for new options and you are subject to taxation in a foreign jurisdiction, whether by reason of nationality, residence or otherwise, you should consult with your own tax advisor regarding the tax consequences of participating in the offer. If you are subject to tax in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax consequences which may apply to you; you should be certain to consult you own tax advisor.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

EXTENSION OF OFFER; TERMINATION; AMENDMENT

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in the section captioned "Conditions of the Offer" has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in the section captioned "Conditions of the Offer," by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in the section captioned "Conditions of the Offer" has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 8:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

     - we increase or decrease the amount of consideration offered for the options,

     - we decrease the number of options eligible to be tendered in the offer, or we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section, we will extend the offer so that the offer is open at least ten business days following the publication, sending or giving of notice.

For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

FEES AND EXPENSES

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

ADDITIONAL INFORMATION

This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. You should read this offer to exchange and the related letter from Ronald E. Weinberg dated June 27, 2003, the election form, the withdrawal form and the information incorporated by reference, including all of the financial statements and other information.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov and on our web site at www.hawkcorp.com. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. We file information with the New York Stock Exchange. These reports, proxy statements and other information may be read and copied at New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005

We have elected to incorporate by reference into this offer to exchange some of the financial statements and other information we file with the SEC. This means that we are disclosing important information to you by referring you to those filings. The following materials are hereby incorporated by reference and are considered part of this offer to exchange:

     -    Our Annual Report on Form 10-K for the fiscal year ended December 31,
          2002,

     -    Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2003,

     - Hawk Corporation 1997 Stock Option Plan (in Exhibit 10.1 to Hawk's registration statement on Form S-1 (Reg. No. 333-40535)), and

     - Hawk Corporation 2000 Long Term Incentive Plan (in Exhibit 10.15 to Hawk's annual report on Form 10-K for the year ended December 31, 2000.

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, at no cost, by writing to us at Hawk Corporation, 200 Public Square, Suite 30-5000, Cleveland, Ohio 44114, Attention: Thomas A. Gilbride or telephoning us at 216-861-3553.

MISCELLANEOUS

Statements that are not historical facts, including statements about our confidence in our prospects and strategies and our expectations about growth of existing markets and our ability to expand into new markets, to identify and acquire complementary businesses and to attract new sources of financing, are forward-looking statements that involve risks and uncertainties. In addition to statements which are forward-looking by reason of context, the words "believe," "expect," "anticipate," "intend," "designed," "goal," "objective," "optimistic," "will" and other similar expressions identify forward-looking statements. In light of the risks and uncertainties inherent in all future projections, the inclusion of the forward-looking statements should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. Many factors could cause our actual results to differ materially and adversely from those in the forward-looking statements, including the following:

     - our ability to continue to meet the terms of our senior debt and bank facility which contain a number of significant financial covenants and other restrictions;

     - the effect of our debt service requirements on funds available for operations and future business opportunities and our vulnerability to adverse general economic and industry conditions and competition;

     - the continuing impact of the reduction in air travel, the bankruptcy filings by a number of major airline companies and the weak financial condition of other airlines on our aerospace business, including the decline in gross profit margins in this market as a result of the retirement of many older airplanes that used our friction brake products;

     - the impact on our gross profit margins as a result of a decline in sales in the aerospace market;

     - our ability to effectively utilize all of our manufacturing capacity as the industrial and commercial end-markets we serve gradually improve or if improvement is not achieved as we anticipate;

     - our ability to generate profits at our facility in Mexico, including our ability to resolve the manufacturing inefficiencies being incurred at that facility;

     - the effect of competition by manufacturers using new or different technologies;

     - the effect on our international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, fluctuations in currency exchange rates, difficulty in accounts receivable collection and potentially adverse tax consequences;

     - our ability to negotiate new agreements, as they expire, with our unions representing certain of our employees, on terms favorable to us or without experiencing work stoppages;

     - the effect of any interruption in our supply of raw materials or a substantial increase in the price of any of the raw materials;

     -    the continuity of business relationships with major customers;

     - the ability of our products to meet stringent Federal Aviation Administration criteria and testing requirements;

     -    our ability to comply with the NYSE's continued listing standards.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN

THIS DOCUMENT, THE LETTER FROM RONALD E. WEINBERG DATED JUNE 27, 2003, THE ELECTION FORM AND THE WITHDRAWAL FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

June 27, 2003

HAWK CORPORATION


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


                                   SCHEDULE A

                           INFORMATION CONCERNING THE
                       DIRECTORS AND EXECUTIVE OFFICERS OF
                                HAWK CORPORATION

The directors and executive officers of Hawk, their positions and offices as of June 26, 2003, and the number of options held by each such person are set forth in the following table:

                                                     BENEFICIAL OWNERSHIP (1)
                                                     ---------------------------------------------------------------------
                                                     CLASS A COMMON                                  SERIES D PREFERRED
                                                                     RIGHT TO
NAMES AND ADDRESS (2)                                  SHARES         ACQUIRE        PERCENTAGE     SHARES     PERCENTAGE
---------------------------------------------------- -------------- -------------- -------------- ---------- -------------
Ronald E. Weinberg (4) (5)
     Chairman of the Board, Chief Executive
     Officer and Director                              1,243,998      73,983 (3)        15.2%         689          45%
Norman C. Harbert (4) (6)
     Senior Chairman of the Board, Director
     and Founder                                       1,221,475      59,596 (3)        14.8%         689          45%
Byron S. Krantz (4) (7)
     Secretary and Director                              283,972      15,484 (3)         3.5%         152          10%
Dan T. Moore, III
     Director                                             31,209      15,484 (3)   *             --         --
Andrew T. Berlin
     Director                                             24,159          --       *             --         --
Paul R. Bishop
     Director                                             23,603      15,484 (3)   *             --         --
Jack Kemp (8)
     Director                                              7,669      13,484 (3)   *             --         --
Steven J. Campbell
     President - Wellman Products Group, Inc.             11,000      38,338 (3)   *             --         --
W. Michael Corkran
     President - Hawk Precision Components
     Group, Inc.                                              --      19,353 (3)   *             --         --
Thomas A. Gilbride
     Vice President - Finance and Treasurer               38,168      21,812 (3)   *             --         --
Joseph J. Levanduski
     Vice President - Corporate Controller                25,000      24,359 (3)   *             --         --
All directors and executive officers as a group
(11 individuals)                                       2,840,253     297,377 (3)        36.4%       1,530         100%

-----------------

*Less than 1%

(1) Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of capital stock owned.

(2) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Hawk Corporation, 200 Public Square, Suite 30-5000, Cleveland, Ohio 44114.

(3) Shares of Class A common stock the directors and executive officers have the right to acquire through stock options that are or will become exercisable within 60 days.

(4) Each of these stockholders is a party to an agreement governing the voting and disposition of all shares of voting stock of which such stockholders are the legal or beneficial owners. Each such stockholder disclaims beneficial ownership of the shares of voting stock owned by the other such stockholders.

(5) Includes 1,078,153 shares of Class A common stock held by the Weinberg Family Limited Partnership, an Ohio limited partnership, of which Mr. Weinberg is the managing general partner. Also includes 150 shares of Series D preferred stock held by the Weinberg Family Limited Partnership.

(6) Includes 70,000 shares held by the Harbert Foundation, an Ohio non-profit corporation, of which Mr. Harbert is one of the trustees, and 1,032,561 shares of Class A common stock held by the Harbert Family Limited Partnership, an Ohio limited partnership, of which Mr. Harbert is the managing general partner, and 35,000 shares of Class A common stock held by a defined benefit plan for the benefit of Mr. Harbert. Also includes 150 shares of Series D preferred stock held by the Harbert Family Limited Partnership. For purposes of Section 13 of the Exchange Act, Mr. Harbert may be deemed to be the beneficial owner of the shares held by the Harbert Foundation. However, Mr. Harbert disclaims such beneficial ownership.

(7) Includes 243,876 shares of Class A common stock held by the Krantz Family Limited Partnership, an Ohio limited partnership, of which Mr. Krantz is the managing general partner. Also includes 33 shares of Series D preferred stock held by the Krantz Family Limited Partnership.

(8) Shares held by the Jack F. Kemp Revocable Trust U/A dated June 22, 2000, Jack F. Kemp, Trustee.

Of the directors and executive officers listed in this Schedule A, only our executive officers who are not members of our board of directors are eligible to participate in the offer. Accordingly, only Mr. Campbell, Mr. Corkran, Mr. Gilbride and Mr. Levanduski will be eligible to participate in the offer.


                                      A-2